Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
May 5, 2010	Tony Davis 318.388.9525 tony.davis@centurylink.com

CenturyLink Reports First Quarter 2010 Earnings

MONROE, La. . . . CenturyLink (CenturyTel, Inc., NYSE: CTL) announces operating results for first quarter 2010, which include the effect of the Embarq acquisition completed July 1, 2009.

■
Added more than 70,000 high-speed Internet customers, reflecting nearly 10% and 50% increases, respectively, compared to pro forma first quarter 2009 growth of approximately 64,000 and fourth quarter 2009 growth of nearly 47,000.

■	Improved access line losses by 26% compared to pro forma first quarter 2009 and 14% compared to fourth quarter 2009.

■
Achieved approximately $65 million in operating cost synergies from the Embarq acquisition during first quarter 2010; expect to achieve approximately $300 million in annual run rate synergies by year end 2010.

■	Generated free cash flow (as defined in the attached financial schedules) of more than $465 million in first quarter 2010, excluding nonrecurring items.

First Quarter Highlights (Excluding nonrecurring items reflected in the attached financial schedules) (In thousands, except per share amounts and subscriber data)	Quarter Ended 3/31/10		Quarter Ended 3/31/09		% Change
Operating Revenues Operating Cash Flow (1) Net Income (2) Diluted Earnings Per Share Average Diluted Shares Outstanding Capital Expenditures (3)	$ $ $ $ $	1,800,426 934,881 279,226 .93 299,997 167,180	$ $ $ $ $	635,357 305,521 81,898 .82 99,144 45,496	183.4 206.0 240.9 13.4 202.6 267.5	% % % % % %
Access Lines (4) High-Speed Internet Customers		6,913,000 2,306,000		1,993,000 665,000	246.9 246.8	% %

(1)	Operating Cash Flow is a non-GAAP financial measure. A reconciliation of this item to comparable GAAP measures is included in the attached financial schedules.
(2)	All references to net income contained in this release represent net income attributable to CenturyTel, Inc.
(3)	Includes capital expenditures of $2.1 million in first quarter 2010 and $6.4 million in first quarter 2009 related to the Embarq integration.
(4)	Both periods reflect line count methodology adjustments to standardize legacy CenturyTel and Embarq line counts.

“CenturyLink’s continued improvement in access line retention, strong high-speed Internet customer growth and higher than anticipated data transport demand from wireless providers were key drivers of our solid first quarter revenues,” Glen F. Post, III, chief executive officer and president, said. “These positive revenue factors, along with the rapid achievement of synergies related to the Embarq acquisition, contributed to strong free cash flow of $465 million during the quarter.”

Operating revenues, excluding nonrecurring items, for first quarter 2010 were $1.8 billion compared to $635.4 million in first quarter 2009. This increase was primarily due to $1.255 billion of revenue contribution from the Embarq acquisition completed July 1, 2009. Additionally, revenue increases primarily driven by growth in high-speed Internet customers and data transport demand from wireless providers were more than offset by revenue declines primarily due to the impact of access line losses and lower switched access revenues, along with the elimination of $51.8 million of revenues in first quarter 2010 associated with the mid-2009 discontinuance of regulatory accounting for certain regulated operating entities.

Operating expenses, excluding nonrecurring items, were $1.219 billion compared to $457.4 million in first quarter 2009, primarily due to $831.7 million of operating costs associated with the Embarq acquisition (net of synergies) which more than offset the reduction in operating expenses associated with the discontinuance of regulatory accounting reflected in first quarter 2010.

Operating cash flow, excluding nonrecurring items, increased 206% to $934.9 million from $305.5 million in first quarter 2009, primarily due to the Embarq acquisition. For first quarter 2010, CenturyLink achieved an operating cash flow margin, excluding nonrecurring items, of 51.9% versus 48.1% in first quarter 2009.

“Consumer demand for broadband services remained very strong as we added a quarterly record 70,000 high-speed Internet customers,” Post said. “Additionally, business and enterprise demand for high bandwidth data services continues to strengthen and should provide a revenue growth opportunity for CenturyLink in the future.”

Net income, excluding nonrecurring items, was $279.2 million in first quarter 2010 compared to $81.9 million in first quarter 2009, primarily driven by the Embarq acquisition. Diluted earnings per share, excluding nonrecurring items, was $.93 for first quarter 2010, a 13.4% increase from the $.82 reported in first quarter 2009. This increase was primarily due to the higher net income as discussed above, partially offset by the 202.6% increase in average diluted shares outstanding as a result of our all-stock acquisition of Embarq.

Under generally accepted accounting principles (GAAP), net income for first quarter 2010 was $252.6 million compared to $67.2 million for first quarter 2009, and diluted earnings per share for first quarter 2010 was $.84 compared to $.67 for first quarter 2009.

First quarter 2010 net income and diluted earnings per share reflect after-tax costs of $13.4 million ($.04 per share) related to integration costs associated with the Embarq acquisition and $9.3 million ($.03 per share) associated with severance related costs, along with a $4.0 million ($.01 per share) income tax charge due to a change in the treatment of Medicare subsidy receipts.

Net income and diluted earnings per share in first quarter 2009 include an aggregate after-tax charge of $10.9 million associated with the discontinuance of a supplemental executive retirement plan; a $5.0 million after-tax cost associated with the October 2008 bridge credit facility related to the Embarq acquisition; and a $4.7 million after-tax charge related to pre-closing integration costs associated with the acquisition of Embarq.  These items were partially offset by a $5.8 million tax benefit associated with the reduction of a deferred tax asset valuation allowance.

Outlook for 2010. For second quarter 2010, CenturyLink expects total revenues of $1.745 to $1.775 billion and diluted earnings per share of $.81 to $.85.

For full year 2010, CenturyLink is updating its prior operating revenues, free cash flow and diluted earnings per share guidance as follows:

	Prior Guidance	Revised Guidance
Operating Revenues	7.5% to 8.5% decline	6.5% to 7.5% decline
Free Cash Flow	$1.475 to $1.525 billion	$1.525 to $1.575 billion
Diluted Earning Per Share	$3.10 to $3.20	$3.20 to $3.30

This increased guidance reflects the favorable first quarter results and the impact of anticipated stronger revenues primarily due to better than originally anticipated access line and broadband customer results, data transport and business/enterprise revenue opportunities, timing of wireless carrier traffic migration and improved access minutes of use trends.

The Company continues to expect 2010 capital expenditures to be between $825 and $875 million, or approximately 15% lower than 2009 pro forma capital expenditures of $1.0 billion.

These 2010 outlook figures exclude the effects of nonrecurring items, future changes in regulation, integration expenses associated with the Embarq acquisition, integration and transaction expenses associated with the pending Qwest acquisition, any future changes in operating or capital plans related thereto, and any future mergers, acquisitions, divestitures or other similar business transactions.

Embarq Integration Update. CenturyLink continues to make good progress with the Embarq integration. CenturyLink’s regional operating model with increased local market accountability continues to prove successful in improving customer retention and acquisition, especially in the larger legacy Embarq market areas. Access line loss and high-speed Internet customer growth in the five largest legacy Embarq markets have improved significantly since the close of the transaction on July 1, 2009.

Additionally, the billing and customer care conversion for North Carolina was recently completed. CenturyLink has now completed the conversion of approximately 25 percent of the legacy Embarq customers and expects to complete another large customer conversion later this year. We expect to complete the final two legacy Embarq customer conversions by the end of third quarter 2011.

CenturyLink incurred $36.5 million of pre-tax integration and other costs related to the Embarq acquisition during first quarter 2010. The Company also spent approximately $2 million of integration-related capital expenditures during the first quarter.

CenturyLink achieved approximately $65 million in operating cost synergies during first quarter 2010 and expects to achieve approximately $300 million in annual run rate synergies by year end 2010.

Qwest Transaction. On April 22, CenturyLink and Qwest Communications (NYSE: Q) announced that their boards of directors approved a definitive agreement under which CenturyLink will acquire Qwest in a tax-free, stock-for-stock transaction. Qwest shareholders will receive 0.1664 CenturyLink shares for each share of Qwest common stock they own at closing, which is expected to occur in the first half of 2011, subject to various closing conditions. Upon closing of the transaction, CenturyLink shareholders are expected to own approximately 50.5% and Qwest shareholders are expected to own approximately 49.5% of the combined company.

“We believe the strategic combination of CenturyLink’s and Qwest’s employees, assets and markets will provide significant benefits for our shareholders, customers and our communities,” Post said. “We also expect the increased free cash flow, lower dividend pay-out ratio, more diversified revenue base and enhanced competitive position of the combined company will strengthen CenturyLink’s ability to drive long-term shareholder value.”

Reconciliation to GAAP. This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow, adjustments to GAAP measures to exclude the effect of nonrecurring items and certain pro forma combined operating results. In addition to providing key metrics for management to evaluate the Company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described below will be available in the Investor Relations portion of the Company’s Web site at www.centurylink.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

Investor Call. As previously announced, CenturyLink’s management will host a conference call at 10:30 a.m. Central Time today. Interested parties can access the call by dialing 866.219.5631. Management will be reviewing an investor presentation during today’s call, which is available at ir.centurylink.com or on the Investor Relations section of the corporate Web site at www.centurylink.com.

The call will be accessible for replay through May 11, 2010, by calling 888.266.2081 and entering the conference ID number 1447461. Investors can also listen to CenturyLink’s earnings conference call and replay by accessing the Investor Relations portion of the Company’s Web site at www.centurylink.com through May 24, 2010.

Forward Looking Statements

Certain non-historical statements made in this release and future oral or written statements or press releases by us or our management are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control.  Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  Factors that could affect actual results include but are not limited to:  the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of the Federal Communication Commission’s National Broadband Plan released in the first quarter of 2010); our ability to effectively adjust to changes in the communications industry; changes in our allocation of the Embarq purchase price after the date hereof;  our ability to successfully integrate Embarq into our operations, including the possibility that the anticipated benefits from the Embarq merger cannot be fully realized in a timely manner or at all, or that integrating Embarq’s operations into ours will be more difficult, disruptive or costly than anticipated; our ability to successfully complete our pending acquisition of Qwest, including timely receiving all shareholder and regulatory approvals and realizing the anticipated benefits of the transaction; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to pay a $2.90 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; unanticipated increases in our capital expenditures; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this report or other of our filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business and our July 2009 acquisition of Embarq are described in greater detail in Item 1A to our Form 10-K for the year ended December 31, 2009, as updated and supplemented by our subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  We undertake no obligation to update any of our forward-looking statements for any reason.

Additional Information About the Pending Qwest Merger

CenturyLink and Qwest plan to file a joint proxy statement/prospectus with the SEC with respect to their pending merger.  INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about CenturyLink and Qwest, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to CenturyLink, 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Corporate Secretary, or to Qwest, 1801 California Street, Denver, Colorado 80202, Attention: Shareholder Relations. The respective directors and executive officers of CenturyLink and Qwest and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding CenturyLink’s directors and executive officers is available in its proxy statement filed with the SEC by CenturyLink on April 7, 2010, and information regarding Qwest directors and executive officers is available in its proxy statement filed with the SEC by Qwest on March 17, 2010. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CenturyLink is a leading provider of high-quality broadband, entertainment and voice services over its advanced communications networks to consumers and businesses in 33 states. CenturyLink, headquartered in Monroe, La., is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information on CenturyLink, visit www.centurylink.com.

CenturyTel, Inc.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	Three months ended March 31, 2010				Three months ended March 31, 2009
				As adjusted				As adjusted		Increase
		Less		excluding		Less		excluding	Increase	(decrease)
		non-		non-		non-		non-	(decrease)	excluding
	As	recurring		recurring	As	recurring		recurring	as	nonrecurring
In thousands, except per share amounts	reported	items		items	reported	items		items	reported	items

OPERATING REVENUES*
Voice	$812,876			812,876	250,194			250,194	224.9%	224.9%
Data	467,440			467,440	139,937			139,937	234.0%	234.0%
Network access	286,228			286,228	152,568	1,028	(3)	151,540	87.6%	88.9%
Other	233,882			233,882	93,686			93,686	149.6%	149.6%
	1,800,426	-		1,800,426	636,385	1,028		635,357	182.9%	183.4%

OPERATING EXPENSES
Cost of services and products	619,105	12,424	(1)	606,681	234,631			234,631	163.9%	158.6%
Selling, general and administrative	282,929	24,065	(1)	258,864	109,845	14,640	(4)	95,205	157.6%	171.9%
Depreciation and amortization	353,162			353,162	127,572			127,572	176.8%	176.8%
	1,255,196	36,489		1,218,707	472,048	14,640		457,408	165.9%	166.4%

OPERATING INCOME	545,230	(36,489)		581,719	164,337	(13,612)		177,949	231.8%	226.9%

OTHER INCOME (EXPENSE)
Interest expense	(142,225)			(142,225)	(52,032)			(52,032)	173.3%	173.3%
Other income (expense)	10,500			10,500	(1,818)	(8,000)	(5)	6,182	(677.6%)	69.8%
Income tax expense	(160,548)	9,864	(2)	(170,412)	(43,107)	6,868	(6)	(49,975)	272.4%	241.0%

NET INCOME	252,957	(26,625)		279,582	67,380	(14,744)		82,124	275.4%	240.4%
Less: Net income attributable to noncontrolling interests	(356)			(356)	(226)			(226)	57.5%	57.5%
NET INCOME ATTRIBUTABLE TO CENTURYTEL, INC.	$252,601	(26,625)		279,226	67,154	(14,744)		81,898	276.2%	240.9%

BASIC EARNINGS PER SHARE	$0.84	(0.09)		0.93	0.67	(0.15)		0.82	25.4%	13.4%
DILUTED EARNINGS PER SHARE	$0.84	(0.09)		0.93	0.67	(0.15)		0.82	25.4%	13.4%

AVERAGE SHARES OUTSTANDING
Basic	299,413			299,413	99,126			99,126	202.1%	202.1%
Diluted	299,997			299,997	99,144			99,144	202.6%	202.6%

DIVIDENDS PER COMMON SHARE	$0.7250			0.7250	0.7000			0.7000	3.6%	3.6%

NONRECURRING ITEMS
(1) - Includes integration costs associated with our acquisition of Embarq ($21.5 million) and severance and related costs due to workforce reductions ($15.0 million).
(2) - Income tax benefit of Item (1), net of a $4.0 million one-time charge to income tax expense as a result of a change in the tax treatment of Medicare subsidy receipts.
(3) - Revenue impact of settlement loss related to Supplemental Executive Retirement Plan.
(4) - Includes settlement loss related to Supplemental Executive Retirement Plan ($7.7 million) and integration costs associated with pending acquisition of Embarq ($6.9 million).
(5) - Costs associated with our October 2008 $800 million bridge credit facility related to the Embarq acquisition.
(6) - Includes $5.8 million income tax benefit caused by a reduction to our deferred tax asset valuation allowance and $7.8 million income tax benefit related to items (3) through (5); net of $6.7 million income tax expense due to the nondeductible portion of settlement payments related to the Supplemental Executive Retirement Plan.

*  Subscriber line charge revenues have been reclassified to "Voice" revenues from "Network access" revenues for all periods presented.  In addition, revenues previously disclosed as "Fiber transport and CLEC" revenues are now included in "Other" revenues.

CenturyTel, Inc.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2010 AND DECEMBER 31, 2009
(UNAUDITED)

	March 31,	December 31,
	2010	2009
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$206,490	161,807
Other current assets	834,497	961,784
Total current assets	1,040,987	1,123,591

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	15,705,912	15,556,763
Accumulated depreciation	(6,735,615)	(6,459,624)
Net property, plant and equipment	8,970,297	9,097,139

GOODWILL AND OTHER ASSETS
Goodwill	10,251,758	10,251,758
Other	2,058,502	2,090,241
Total goodwill and other assets	12,310,260	12,341,999

TOTAL ASSETS	$22,321,544	22,562,729

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$500,071	500,065
Other current liabilities	1,260,992	1,207,130
Total current liabilities	1,761,063	1,707,195

LONG-TERM DEBT	7,221,018	7,253,653
DEFERRED CREDITS AND OTHER LIABILITIES	3,838,210	4,135,082
STOCKHOLDERS' EQUITY	9,501,253	9,466,799

TOTAL LIABILITIES AND EQUITY	$22,321,544	22,562,729

CenturyTel, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three months ended March 31, 2010				Three months ended March 31, 2009
				As adjusted				As adjusted
		Less		excluding		Less		excluding
		non-		non-		non-		non-
In thousands	As	recurring		recurring	As	recurring		recurring
	reported	items		items	reported	items		items
Operating cash flow and cash flow margin
Operating income	$545,230	(36,489)	(1)	581,719	164,337	(13,612)	(3)	177,949
Add: Depreciation and amortization	353,162	-		353,162	127,572	-		127,572
Operating cash flow	$898,392	(36,489)		934,881	291,909	(13,612)		305,521

Revenues	$1,800,426	-		1,800,426	636,385	1,028	(4)	635,357

Operating income margin (operating income divided by revenues)	30.3%			32.3%	25.8%			28.0%

Operating cash flow margin (operating cash flow divided by revenues)	49.9%			51.9%	45.9%			48.1%

Free cash flow (prior to debt service requirements and dividends)
Net income attributable to CenturyTel, Inc.	$252,601	(26,625)	(2)	279,226	67,154	(14,744)	(5)	81,898
Add: Depreciation and amortization	353,162	-		353,162	127,572	-		127,572
Less: Capital expenditures	(167,180)	-		(167,180)	(45,496)	-		(45,496)
Free cash flow	$438,583	(26,625)		465,208	149,230	(14,744)		163,974

Free cash flow	$438,583				149,230
Deferred income taxes	(15,369)				17,249
Changes in current assets and current liabilities	176,186				33,031
Increase in other noncurrent assets	(25,097)				(306)
Increase (decrease) in other noncurrent liabilities	2,002				(2,779)
Retirement benefits	(284,807)				(23,497)
Excess tax benefits from share-based compensation	(2,190)				(335)
Other, net	4,975				12,078
Add: Capital expenditures	167,180				45,496
Net cash provided by operating activities	$461,463				230,167

NONRECURRING ITEMS
(1) - Includes integration costs associated with our acquisition of Embarq ($21.5 million) and severance and related costs due to workforce reduction ($15.0 million).
(2) - Includes the after-tax impact of Item (1) and a $4.0 million one-time charge to income tax expense as a result of a change in the tax treatment of Medicare subsidy receipts.
         (3) - Includes integration costs associated with pending acquisition of Embarq ($6.9 million) and settlement loss related to Supplemental Executive Retirement Plan, including revenue impact ($6.7 million).

(4) - Revenue impact of settlement loss related to Supplemental Executive Retirement Plan.
(5) - Includes (i) $6.7 million income tax expense due to the nondeductible portion of settlement payments related to the Supplemental Executive Retirement Plan; (ii) $5.0 million after-tax charge associated with our $800 million bridge credit facility related to the Embarq acquisition; (iii) $4.7 million after-tax impact of integration costs associated with pending acquisition of Embarq and (iv) $4.1 million after-tax impact of settlement loss related to Supplemental Executive Retirement Plan, including revenue impact. These unfavorable items were partially offset by $5.8  million income tax benefit caused by a reduction to our deferred tax asset valuation allowance.

CENTURYTEL, INC.
SUPPLEMENTAL SCHEDULE (1)
(UNAUDITED)

		Pro forma*
	Three months	Three months
	ended	ended	Increase
	March 31, 2010	March 31, 2009	(decrease)
	(Dollars in thousands)

OPERATING REVENUES (2)	$1,800,426	1,929,597	(6.7%)

OPERATING EXPENSES
Cash expenses (3)	865,545	969,317	(10.7%)
Depreciation and amortization	353,162	371,997	(5.1%)
	1,218,707	1,341,314	(9.1%)

OPERATING INCOME	581,719	588,283	(1.1%)

OTHER INCOME (EXPENSE)
Interest expense	(142,225)	(146,424)	(2.9%)
Other income (expense)	10,500	6,455	62.7%
Income tax expense	(170,412)	(165,873)	2.7%
Noncontrolling interests	(356)	(226)	57.5%

INCOME FROM CONTINUING OPERATIONS	$279,226	282,215	(1.1%)

Operating cash flow (operating income plus depreciation)	$934,881	960,280	(2.6%)
Free cash flow (income from continuing operations plus depreciation
minus capital expenditures)	$465,208	503,716	(7.6%)
Operating cash flow margin (operating cash flow divided by revenues)	51.9%	49.8%
Operating income margin (operating income divided by revenues)	32.3%	30.5%

CAPITAL EXPENDITURES (including merger related integration capital)	$167,180	150,496	11.1%

SUBSCRIBER DATA (as of March 31, 2010 and March 31, 2009)
Access lines	6,913,000	7,543,000	(8.4%)
High-speed Internet lines	2,306,000	2,117,000	8.9%

(1) Except as noted, excludes merger integration costs and certain other non-recurring items as further described in the other attached financial schedules.
(2) Decline in operating revenues driven primarily by access line losses and declining access minutes of use.
(3) Decrease in cash expenses driven primarily by lower salaries and benefits due to headcount reductions.

* The pro forma information for the three months ended March 31, 2009 does not reflect information prepared in accordance with generally accepted accounting principles. Such information:
a) reflects the results of operations of CenturyTel and Embarq assuming the respective results of operations had been combined on January 1, 2009;
b) reflects a pro forma adjustment to eliminate revenues and expenses of $52 million for the first quarter of 2009 as if the discontinuance of regulatory accounting implemented on July 1, 2009 had occurred in prior periods;
c) other than as noted in (b) above, does not reflect any pro forma adjustments and has not been prepared in accordance with the rules and regulations of the
Securities and Exchange Commission; and
d) excludes certain non-recurring items.

For additional pro forma financial information relating to the Embarq merger, please see our Current Report on Form 8-K/A filed with the Securities and Exchange
Commission on August 5, 2009. The above pro forma information is for illustrative purposes only and is not necessarily indicative of the combined operating results that would have occurred if the Embarq merger had been consummated as of January 1, 2009. Management believes the presentation of this information will assist users in their understanding of period-to-period operating performance.